Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
05/08/2012	Investors: Kathy Martin, 630-623-7833
Media: Rebecca Hary, 630-623-7293

McDONALD'S GLOBAL COMPARABLE SALES RISE 3.3% IN APRIL

OAK BROOK, IL – McDonald’s Corporation today announced global comparable sales growth of 3.3% in April.  Performance by segment was as follows:

•	U.S. up 3.3%
•	Europe up 3.5%
•	Asia/Pacific, Middle East and Africa up 1.1%

   “Our focus on delivering great tasting food and an exceptional restaurant experience generated positive global comparable sales results in April,” said McDonald’s Chief Executive Officer Jim Skinner.  “Amidst a challenging global economic environment, McDonald’s ongoing commitment to optimizing the menu, modernizing the restaurant experience and broadening accessibility will enable us to continue to satisfy the evolving needs of our customers.”
    U.S. comparable sales rose 3.3% in April as McDonald’s remains a relevant and affordable choice for an increasing number of consumers.  McDonald’s everyday value, including the 20-piece Chicken McNuggets on the recently launched Extra Value Menu, unique beverage and breakfast offerings as well as this month’s featured premium chicken sandwich and Angus burger offerings drove the U.S. performance.
    Europe posted a 3.5% increase in comparable sales for April with each of the segment’s major markets – France, the U.K., Germany and Russia – contributing.  Customer enthusiasm for the latest addition of Monopoly in Germany and the U.K., premium food events in France and Russia, as well as the ongoing benefits of restaurant reimaging fueled results for the month.
    Asia/Pacific, Middle East and Africa (APMEA) reported a comparable sales increase of 1.1% for April with positive results in China and many other markets partially offset by negative results in Japan.  Throughout the segment, APMEA continues to focus on compelling daypart value programs, locally-relevant menu variety, convenience and service enhancements that are differentiating the McDonald’s experience.

      Systemwide sales for the month increased 2.2%, or 5.5% in constant currencies.

Percent Increase/ (Decrease)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended April 30,	2012	2011	Reported	Currency
McDonald's Corporation	3.3	6.0	2.2	5.5
Major Segments:
U.S.	3.3	4.0	4.1	4.1
Europe	3.5	6.5	(1.9)	6.2
APMEA*	1.1	6.5	5.0	5.4

Year-To-Date April 30,
McDonald's Corporation	6.2	4.7	6.9	8.5
Major Segments:
U.S.	7.4	3.2	8.2	8.2
Europe	4.6	5.9	2.0	7.3
APMEA*	4.3	4.0	10.6	8.7
                          * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation.  Growth in comparable sales is driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•
The number of weekdays and weekend days can impact our reported comparable sales. In April 2012, this calendar shift/trading day adjustment consisted of one less Friday and Saturday, and one more Sunday and Monday compared with April 2011. The resulting adjustment varied by area of the world, ranging from approximately -2.3% to -0.9%. In addition, the timing of holidays can impact comparable sales.

•
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

Upcoming Communications
    McDonald's Annual Shareholders’ Meeting will be webcast live on May 24, 2012 at 9:00 a.m. (Central Time) on www.investor.mcdonalds.com.  An archived replay and podcast of the meeting will be available for a limited time.
    Don Thompson, President and Chief Operating Officer, and Tim Fenton, President of Asia/Pacific, Middle East and Africa, will participate in the Sanford Bernstein Strategic Decisions conference at

8:00 a.m. (Eastern Time) in New York on May 30, 2012.  This discussion will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
    The Company plans to release May 2012 sales on June 8, 2012.

    McDonald’s is the world’s leading global foodservice retailer with more than 33,000 locations serving nearly 68 million customers in 119 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

Forward-Looking Statements
     This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.
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